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                                                                    EXHIBIT 11.1

                           MOTORVAC TECHNOLOGIES,INC.
             CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE
                           FOR THE THREE MONTHS ENDED
                        MARCH 31, 1998 AND MARCH 31, 1997

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                                                                                      THREE MONTHS ENDED
                                                                                 ----------------------------
                                                                                   MARCH 31         MARCH 31
                                                                                     1998              1997
                                                                                  ----------       ----------
Net Income                                                                        $   63,930       $  143,803
                                                                                  ==========       ==========
Weighted Average Outstanding Common and
    Common Equivalent Shares:
Common Stock Outstanding, December 31, 1997 and December 31,1996                   4,514,918        4,514,918

Common stock equivalents:
        Incremental shares, assuming exercise of options grants
        outstanding at March 31, 1998 and March 31, 1997
        (eliminated if dilutive to EPS)                                                   69                0

Weighted Average Outstanding Common and
    Common Equivalent Shares                                                       4,514,987        4,514,918
                                                                                  ==========       ==========

Net Income per Share                                                              $     0.01       $     0.03
                                                                                  ==========       ==========
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